CyberDefender Corporation Announces Preliminary Full Year
and Fourth Quarter 2010 GAAP Revenue and Gross Sales

Company Provides Update on Strategic Growth Initiatives

Los Angeles – January 20, 2011 – CyberDefender Corporation (NASDAQ: CYDE) (“CyberDefender”), a provider of Internet security software, utilities and remote technical support services that work together to maximize online safety for consumers, today announced preliminary GAAP revenue and gross sales for the full year and fourth quarter of 2010 and provided an update on recent milestones and key 2011 growth initiatives, including the launch of a new state-of-the-art call center, sales channel expansion, the extension of its media marketing agreement and expansion of its intellectual property portfolio.

Preliminary Full Year 2010 and Fourth Quarter 2010 Financial Results:

For the 12 months ended December 31, 2010, CyberDefender expects GAAP revenue of approximately $44.6 million and gross sales of approximately $61.8 million, representing growth of 137% and 113% over the 12 months ended December 31, 2009, respectively. For the three months ended December 31, 2010, CyberDefender expects GAAP revenue of approximately $13.6 million and gross sales of approximately $19.0 million, representing growth of 80% and 94% over the fourth quarter of 2009, respectively. CyberDefender defines gross sales (a non-GAAP measure) as GAAP revenues before refunds and bad debt and before deferring revenue for GAAP purposes (see disclosure regarding use of non-GAAP measures and reconciliation to GAAP below).  Previous guidance for the quarter estimated GAAP revenues in the range of $13.5 million to $15.0 million and gross sales for the quarter of $20.0 million to $21.5 million. Gross sales in the fourth quarter were impacted by delayed implementation of the company’s enterprise-level, SaaS-based IVR and CRM systems. As of December 2010, the new IVR/CRM platform has been fully implemented.

“Throughout 2010, we achieved substantial top-line growth while making critical strategic investments in our infrastructure that support our long-term growth objectives. We now have the flexibility and scalability that will foster our next level of growth, and have already achieved meaningful top-line improvements since completing these critical system upgrades,” said CyberDefender Chief Executive Officer Gary Guseinov.

"Market demand is strong and our LiveTech business continues to resonate with consumers," Guseinov continued. "We are actively accelerating our subscriber base, increasing renewal subscriptions and improving our customer satisfaction rates. We are still in the early stages of our growth and there remains tremendous appetite for our products and services. Consumers and businesses are becoming increasingly aware of the need for our combined antimalware, PC optimization and remote tech support solutions as stand-alone software and do-it-yourself support services are no longer sufficient to meet the needs of an increasingly connected society.  We are well poised to address this market demand and achieve strong growth this year as we execute on our strategic initiatives that include expanding our distribution channels and diversifying our robust product offering.”

Opening of New Los Angeles Call Center and Implementation of Enhanced Technology Platform:

In December 2010, CyberDefender opened its new 220 seat call center in its Los Angeles headquarters to support the continued growth of LiveTech services and planned software product introductions. The new call center, which currently handles over 160,000 calls per month, employs an industry-leading technology platform that integrates SaaS-based interactive voice response (IVR), automatic call distributor (ACD) and customer relationship management (CRM) technologies. This technology platform was designed to facilitate increased sales volume and improve customer interaction, retention and renewals. At full capacity, the center will be able to accommodate over 600 agents and handle over 1 million calls per month.

According to industry research firm Parks & Associates, the market for premium level remote technical support services over broadband networks is expected to grow from $800 million in 2010 to $1.7 billion by 2014. The primary drivers of this anticipated market growth include increasing end-user connectivity and the increasingly complex technology and support needs of consumers.

With over 500 call center agents, CyberDefender is one of the largest providers of direct to consumer remote technical support services.

IP and Product Portfolio Expansion:

In December 2010, CyberDefender announced the issuance by the U.S. Patent and Trademark Office of a patent for CyberDefender’s Threat Protection Network (“TPN”), a key component of CyberDefender’s Argus network platform, a cloud-based collaborative Internet security network. This patent covers CyberDefender’s unique threat identification technology, which is the foundation of its antimalware products, enabling rapid detection and protection against emerging online threats.

To augment growth in average revenue per order, customer renewals and customer retention, CyberDefender expects to broaden its product portfolio with the introduction of complementary products and services in 2011.

Sales Channel Expansion:

In the fourth quarter of 2010, CyberDefender expanded its distribution channels through a new direct marketing partnership program, which is expected to launch in the first quarter of 2011. Through this new program, CyberDefender’s products will be marketed directly to its partners’ customers through revenue sharing agreements.

Additionally, CyberDefender plans to introduce its products into the small and medium business (SMB) market through a concentrated direct marketing effort and partnership marketing opportunities. SMBs currently account for less than 5% of CyberDefender’s gross sales, with an average order size more than 10 times a typical consumer order.

GRM Marketing Services Agreement Extension and Credit Facility:

During the quarter, CyberDefender signed two extensions of its media and marketing services agreement with GR Match, LLC (“GRM”) and affiliate of Guthy-Renker, LLC., under which GRM manages direct response television and radio advertising.

In conjunction with the most recent extension, which extends the agreement through 2013, CyberDefender secured a $5 million revolving credit loan facility from GRM. This credit facility is expected to provide CyberDefender with greater flexibility as it continues to invest in growth through the expansion of its direct response marketing efforts.

Additionally, together with GRM, CyberDefender expects to introduce its products through U.S.-based retail channels as well as multiple sales channels in select international markets in 2011.

Mr. Guseinov added, “We are continuing to expand our distribution channels with our new partnership marketing program and the launch of our SMB-focused sales efforts, as well as our international and domestic retail programs through our partnership with GRM. These partnerships mark our initial expansion beyond traditional direct response radio and television channels. We expect this natural extension of our current model will enable us to increase awareness among new prospective customers in the SMB market where there remains considerable opportunity to expand our business.  Many vendors in the antimalware and support markets focus on the consumer or the enterprise, and lack a viable solution for the largely untapped SMB market segment where we can further grow our business.”

Non-GAAP Financial Measures

Gross sales are a non-GAAP measure that CyberDefender uses in assessing its operating performance. We define gross sales as total sales before refunds and bad debt and before deferring revenue for GAAP purposes. We use this non-GAAP financial measure frequently because we believe it gives a better indication of our operating performance and the profitability of our marketing initiatives. We include this non-GAAP financial measure in our earnings announcements in order to provide transparency to our investors and enable investors to better understand our operating performance. However, gross sales alone should not be used to assess our financial performance or to formulate investment decisions.

The following is a reconciliation of gross sales to net GAAP revenue for the three and twelve month periods ended December 31, 2010 and 2009:

Non-GAAP Reconciliation	3 Months	3 Months	12 Months	12 Months
	Q4 2010	Q4 2009	FY2010	FY2009
Gross Sales	19,110	9,808	61,912	28,972
Less: Refunds	(2,267)	(1,149)	(7,679)	(3,904)
Less: Bad debt	(1,914)	-	(3,985)	-
Less: Change in deferred revenue	(1,295)	(1,123)	(4,680)	(6,226)
Net revenue	13,633	7,536	45,569	18,842

About CyberDefender

CyberDefender is a provider of Internet security software, utilities and remote technical support services that work together to ensure maximum safety for consumers in a digital world. The company develops and markets antispyware/antivirus software and a remote, live technical support service. In addition, CyberDefender offers identity protection and computer optimization services. With millions of active users on its cloud based collaborative Internet security network, CyberDefender leverages the power of community to protect its customers from the rapidly growing number of new online threats every year. CyberDefender products are fully compatible with Microsoft Windows® XP, Vista®, and 7 Operating systems. All products are available at www.cyberdefender.com. Investor relations information is available at www.cyberdefendercorp.com.

Forward Looking Statements

Statements in this public announcement that are not statements of historical or current fact concerning CyberDefender’s future growth and future business and financial prospects constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements include statements concerning: future GAAP revenue and future gross sales; future market demand for CyberDefender’s products and services; the future capacity of the call center; efforts to increase CyberDefender’s patent portfolio; the launch of the new direct marketing partnership program; the introduction of products and services into the SMB market; and the introduction of products through U.S.-based retail channels and channels in select international markets.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause CyberDefender's actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Factors that could cause CyberDefender's results to be materially different from the forward-looking statements include, but are not limited to, whether CyberDefender will be able to find financing as required and whether CyberDefender's revenues will eventually exceed its expenses. The forward-looking statements also are subject generally to other risks and uncertainties that are described from time to time in CyberDefender's reports and registration statements filed with the Securities and Exchange Commission, which are available for review at http://www.sec.gov/.

Contacts

Public Relations:
The Bohle Company
Luis Levy
(310) 785-0515 ext. 204
Luis@bohle.com

Investor Relations:
The Piacente Group Kristen McNallyLee Roth(212) 481-2050IR@CyberDefender.comIR
Site: www.CyberDefenderCorp.com